Exhibit 10.1

[NBTY Letterhead]

December 13, 2012

Hans Lindgren

130 Old Field Road

Huntington NY 11743

Dear Hans,

This letter sets forth key terms that we have discussed over the past two weeks:

In the event that you stay an active, fully-engaged associate of NBTY until January 2, 2013 and decide to voluntarily terminate your employment with NBTY within 30 days thereafter:

•                  You will have until January 2, 2015 to exercise the NBTY options that have already been issued to you and vested as of January 2, 2013 (1,000 shares subject to the option) under the Alphabet Holding Company, Inc. 2010 Equity Incentive Plan (the “Equity Plan”) and your Stock Option Agreement, which extended option exercise period will be subject to earlier termination in the event of a Corporate Event, as set forth in the Equity Plan;

•                  any non-solicit obligation that you would otherwise have with respect to NBTY will expire on June 18, 2013, except with respect to any entity or its affiliates set forth on Attachment 1 to this letter, with your non-solicit obligations with respect to these entities remaining in full force and effect until January 2, 2014;

•                  any non-compete obligation that you would otherwise have with respect to NBTY will be canceled with such cancellation acknowledged in writing by NBTY.

For the purposes of clarity, here are the terms of the non-compete obligations that would be waived should you stay an active, fully-engaged associate of NBTY until January 2, 2013 and decide to voluntarily terminate your employment with NBTY within 30 days thereafter:

Associate shall not, at any time during the 12-month period following the termination of his employment, directly or indirectly engage in, have any equity interest in or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with the businesses of NBTY, Inc. and/or its subsidiaries in North America.  Associate is permitted to be a passive owner of not more than 2% of the outstanding equity interests in any entity that is publicly traded, so long as he has no active participation in the business of such entity.

And, again, for the purposes of clarity, here are the terms of the non-solicitation obligations that would be applicable until June 18, 2013 or January 2, 2014, as the case may be, should you stay an active, fully-engaged associate of NBTY until January 2, 2013 and decide to voluntarily terminate your employment with NBTY within 30 days thereafter:

Associate shall not, at any time during the 24-month period following the termination of his employment, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, or supplier of the Company to (a) terminate its employment or arrangement with the Company or (b) otherwise change its relationship with NBTY.  In addition, Associate shall not, at any time during the 24-month period mentioned above, directly or indirectly, either for himself or for any other person or entity, employ any such individual during his or her employment with NBTY and for a period of six months after such individual terminates his or her employment with NBTY.

In the event that within 30-days following January 2, 2013, you do not decide to voluntarily terminate your employment, then your current non-compete and non-solicitation obligations to NBTY would remain in effect.

If, your employment is terminated without Cause, as defined in Appendix A to Stock Option Agreement of the Equity Plan, prior to January 2, 2013, you will be deemed to have remained in employment until January 2, 2013 for all purposes set forth below and you will be treated as having voluntarily terminated your employment on January 3, 2013.

If you are agreement with these key points, then please acknowledge your agreement by signing below in the “Acknowledged and Agreed” signature block.

Very truly yours,

NBTY, INC.

By:	/s/ Jeffrey Nagel
Name: Jeffrey Nagel
Title: Chief Executive Officer

Acknowledged and Agreed:

By:	/s/ Hans Lindgren

Name: Hans Lindgren

Attachment 1

•                  Bayer AG

•                  General Nutrition Centers, Inc.

•                  Natural Organics, Inc.

•                  Nature’s Way Products, Inc.

•                  Perrigo Company

•                  Pfizer Inc.

•                  Pharmavite LLC

•                  Schiff Nutrition Group, Inc.

•                  Swanson Health Products, Inc.

•                  Vitacost.com, Inc.

•                  Vitamin Shoppe, Inc.